Exhibit 10.1

                                LICENSE AGREEMENT

                                 BY AND BETWEEN

                                 UNILOC USA INC.

                                       AND

                                  MIDNET, INC.

     This License Agreement (this "Agreement") is made as of May 27, 2005 (the "Effective Date") by and between Uniloc USA Inc., a Rhode Island corporation ("Uniloc"), and MidNet, Inc., a Delaware corporation ("MidNet").

                                    RECITALS

     A. Uniloc has developed patented license management software with machine locking functionality, which restricts the operation of software applications to specific machines based on unique machine identifiers.

     B. MidNet owns and operates The Middle Network(TM), a private network-operating environment within a protected private network used by telecommunications infrastructure companies, application service providers ("ASPs") and their corporate end-users to establish and maintain their own private network connections (the "Middle Network").

     C. MidNet desires to license Uniloc's technology to enable MidNet to offer its Customers (as defined below) the ability to (i) identify and authenticate all Devices (as defined below) on the Middle Network and (ii) securely limit data and content transfer to only those Devices that are registered and authenticated on the Middle Network, all for purposes of allowing or disallowing secure communications from one Device to another on the Middle Network.

     Accordingly, the parties agree as follows:

                                    AGREEMENT

     1. DEFINITIONS.

     1.1 "Client Software" means Uniloc's proprietary software with the features and functionality described on Schedule 1(a) hereto.

     1.2 "Customers" means MidNet's customers using The Middle Network, including telecommunications infrastructure companies, ASPs and their respective corporate end-users.

     1.3 "Devices" means all (i) personal computers utilizing Microsoft Corporation's operating systems, (ii) personal computers utilizing Apple operating systems, (iii) personal computers utilizing Unix operating systems,
(iv) personal computers utilizing Linux operating systems and (v) videophones utilizing embedded operating systems of a type and version to be designated in addendums to this Agreement.
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     1.4 "Documentation" means the technical documentation setting forth the functionality of the Uniloc Software as delivered by Uniloc.

     1.5 "First Level Support" means (i) all direct contact with Customers in response to support requests regarding the Middle Network, netAnchor and/or the Uniloc Software, (ii) logging of any Software Error and (iii) technical diagnosis, verification, troubleshooting and remediation of any Software Error to the extent possible based on MidNet's knowledge base.

     1.6 "Intellectual Property" means all copyrights, patents, know-how, trade secrets and other intellectual property rights, but excluding any trademark, tradename, service mark or the like, underlying or encompassing the Uniloc Software.

     1.7 "netAnchor(TM)" means Uniloc's proprietary authentication system that is comprised of the Uniloc Software and shall act as a gateway to the Middle Network to allow or disallow secure communications from one Device to another, by means of (i) the identification and authentication of all Devices (as defined below) on the Middle Network and (ii) securely limiting data and content transfer to only those Devices that are registered and authenticated on the Middle Network.

     1.8 "Secondary Support" means technical analysis of Software Errors provided by Uniloc to MidNet to remediate Software Errors that cannot be solved through First Level Support.

     1.9 "Server Software" means Uniloc's proprietary software with the features and functionality described on Schedule 1(b) hereto.

     1.10 "Software Error" means any material failure of the Uniloc Software to operate in accordance with the Documentation and the features and functionality described on Schedule 1(a) and Schedule 1(b) hereto.

     1.11 "Uniloc Software" means the Client Software and the Server Software.

     2. DEVELOPMENT FEES; IMPLEMENTATION OF UNILOC SOFTWARE.

     2.1 DEVELOPMENT FEES. Within five working days of the execution of this Agreement, MidNet shall pay to Uniloc a nonrefundable development fee in the amount of Seventy Five Thousand Dollars ($75,000). This initial fee will be for the development cost related to integrating the Microsoft Windows operating system and the Apple OSX operating system. Within five working days of the successful testing of the trial version of the Uniloc Software, as mutually agreed to between Uniloc and MidNet, MidNet shall pay to Uniloc a nonrefundable development fee in the amount of Forty Thousand Dollars ($40,000). This secondary fee will be for the development cost related to integrating the Unix and Linux operating systems. Within five working days of a formal request by MidNet to integrate a videophone (the make, model and operating system of which is to be specified by MidNet and agreed to by Uniloc), MidNet shall pay to Uniloc a nonrefundable development fee in the amount of Thirty Five Thousand Dollars ($35,000) for each make and model of videophone. All development fees are to be paid by delivery of a check or a wire transfer to an account designated by Uniloc.

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     2.2 DEVELOPMENT. Upon execution of this Agreement and payment of the fees referenced in Section 2.1 above, Uniloc shall commence development and modification of the Uniloc Software to achieve the functionality described in
Schedule 1(a) and Schedule 1(b), as provided on Schedule 2 attached hereto. In connection with the foregoing, MidNet will provide Uniloc with adequate access to MidNet personnel and such other resources as may be reasonably requested by Uniloc from time to time.

     3. LICENSE OF UNILOC SOFTWARE. Subject to the terms and conditions of this Agreement, Uniloc hereby grants to MidNet, under the Intellectual Property and only for the Term (as defined below in Section 10), a nonexclusive license (except as set forth below) to use, and to sublicense the use of, the Uniloc Software in object code form only to Customers solely as part of netAnchor in connection with their use of the Middle Network. Notwithstanding anything to the contrary herein, none of the rights granted under this Section 3 shall be transferable without the prior written approval of Uniloc. Notwithstanding the foregoing, the license granted hereunder shall be exclusive during the "Exclusivity Period" (as defined below) within MidNet's company field of Internet service providers and specialty network service providers, with respect to (i) videophones (for all markets except the financial and banking markets) and (ii) video/web cameras which are registered through personal computers utilizing the Microsoft, Apple, Linux, and Unix operating systems (for the purposes of videoconferencing only, for all markets except the financial and banking markets). For purposes hereof, the "Exclusivity Period" shall mean the period commencing on the date hereof and ending on December 31, 2006; provided, however, that if MidNet fails to achieve the interim sales targets set forth on Exhibit B hereto in any of the calendar quarters described on Exhibit B, then the Exclusivity Period shall terminate (and the licenses granted hereunder with respect to videophones and video/web cameras shall automatically and immediately become non-exclusive); provided, further, that if MidNet maintains its exclusive license with respect to videophones and video/web cameras during the entire Exclusivity Period, then the parties shall, in good faith, negotiate the terms (which shall be reasonable and comparable relative to other Uniloc opportunities within MidNet's field of exclusivity) upon which the Exclusivity Period may be extended for the entire Term of this Agreement.

     4. OWNERSHIP AND RESTRICTIONS.

     4.1 UNILOC SOFTWARE. Title to and ownership of the Uniloc Software, Intellectual Property, Documentation and any underlying or accompanying proprietary information delivered by Uniloc to MidNet, as between MidNet and Uniloc, shall be and at all times remain with Uniloc or its designees, as applicable. Any corrections, bug fixes, enhancements, updates and modifications to the Uniloc Software, Intellectual Property or Documentation shall be owned by Uniloc. MidNet hereby acknowledges that this Agreement is a license agreement and not an agreement for sale.

     4.2 RESTRICTIONS. All rights not expressly licensed herein are reserved to Uniloc. Without limiting the generality of the foregoing sentence and other than as expressly permitted in this Agreement, MidNet is prohibited from doing, or permitting or causing others (including, without limitation, its Customers) to do, any of the following:

          (i) alter or modify the Uniloc Software or Documentation; or

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          (ii) publish, rent, sell, loan, lease, distribute, redistribute, transmit, license, sublicense, use, perform, display or otherwise transfer, assign or exploit the Uniloc Software or Documentation whether by operation of law or otherwise, with or without consideration, and through any means, except as part of netAnchor used in connection with the Middle Network.

     4.3 CUSTOMER RIGHTS. MidNet shall have the responsibility for contracting with Customers in connection with their right to use the Uniloc Software as part of netAnchor in connection with their use of the Middle Network. In doing so, MidNet shall require its Customers to sign a document that contains provisions that are as protective of Uniloc's rights in the Uniloc Software as are contained herein and that names Uniloc as a third party beneficiary of such provisions, with right of enforcement. Without limiting the foregoing, Uniloc shall not be liable to any Customer for any representations, warranties or agreements made by MidNet to any Customer (even if Uniloc is aware of such representation, warranty or agreement). The parties acknowledge and agree that Uniloc's obligations and liabilities with respect to the Uniloc Software provided pursuant to this Agreement are contained solely in this Agreement.

     5. SUPPORT. MidNet shall have sole responsibility to provide all First Level Support to Customers. MidNet shall maintain such staffing and other operational capacity as reasonably necessary to perform such First Level Support. In the event that a Software Error cannot be corrected through such First Level Support, MidNet shall promptly refer the Software Error to Uniloc for Secondary Support. In no event shall Uniloc be obligated to contact Customers directly to provide support. MidNet shall provide Uniloc with a monthly summary report of all customer service and technical support requests received by MidNet.

     6. PAYMENTS AND ROYALTIES.

     6.1 UNILOC SOFTWARE LICENSE FEES. For each Device authenticated on behalf of a Customer via netAnchor in connection with the Customer's use of the Middle Network, MidNet shall pay a royalty to Uniloc, as calculated in the manner described on Exhibit A hereto (each, a "License Fee"). License Fees shall be remitted to Uniloc on a monthly basis, within 30 days after the end of each month during the Term hereof. The License Fees paid to Uniloc in a given month shall include the License Fees earned during the prior thirty (30) days. MidNet shall also submit reports to Uniloc within fifteen (15) days after the end of each month, which report shall state the total amount of License Fees earned by Uniloc from each Customer during the prior thirty (30) days, together with a calculation upon which such license fees were based. MidNet's report is subject to Uniloc's right to audit pursuant to Section 6.3 below. Notwithstanding the foregoing, MidNet shall be obligated to pay all unpaid License Fees to Uniloc on or prior to the date of termination of this Agreement.

     6.2 BILLING; COLLECTIONS. MidNet will be solely responsible for all Customer billing and collections associated with their use of the Middle Network, including the authentication of Devices on the Middle Network. Without limiting the foregoing, MidNet shall be obligated to pay the License Fee with respect to each Device authenticated on the Middle Network, regardless of whether it bills and/or collects fees from the Customer with respect to such authentication.

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     6.3 AUDIT RIGHTS. MidNet shall maintain records and accounts sufficient to verify the accuracy of the Customer License Fees required to be paid to Uniloc pursuant to Section 6.1 and shall maintain such records and accounts for a period of at least two (2) years after the period to which the records and accounts relate. MidNet shall permit an independent auditor under confidentiality obligations, at Uniloc's sole expense and upon prior written notice, to examine relevant MidNet records and accounts to determine whether the amounts reflected on the reports delivered by MidNet under Section 6.1 are accurate; provided, however, that any such examination may occur no more frequently than once per calendar year, shall be conducted during regular business hours in such a manner as not to unreasonably interfere with MidNet's business activity. The auditor shall be limited to reporting to Uniloc the amount, if any, of any underpayment or overpayment of the amounts due to Uniloc pursuant to this Agreement. In the event that any errors in payment shall be determined, such errors shall be corrected by appropriate adjustment in payment. In the event of underpayment of more than five percent (5%) of the amount due for the audited period, MidNet shall reimburse Uniloc the reasonable charges of the audit that identified the underpayment.

     6.4 PAYMENTS. All payments made hereunder (including the development fee referenced in Section 2.1 above) shall be made in United States currency. 7. WARRANTIES; DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY.

     7.1 WARRANTIES.

     (a) Each party hereby represents and warrants to the other party that it has the power and authority to enter into this Agreement.

     (b) Uniloc hereby warrants to MidNet that it has all necessary rights, title and interest to grant to MidNet the licenses set forth in this Agreement and that the exercise of such licenses by MidNet shall not violate or infringe the intellectual property rights of any third party or conflict with any other agreement or arrangement to which Uniloc is bound.

     7.2 DISCLAIMER OF WARRANTIES. OTHER THAN THE WARRANTIES SET FORTH IN
SECTION 7.1 ABOVE, THE UNILOC SOFTWARE, DOCUMENTATION AND ANY OTHER ACCOMPANYING MATERIALS ARE PROVIDED BY UNILOC UNDER THIS AGREEMENT ON AN "AS IS" BASIS. UNILOC SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE EVEN IF IT HAS BEEN APPRISED OF SUCH PURPOSE.

     7.3 LIMITATION OF LIABILITY. NEITHER PARTY WILL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS, LOSS OF REVENUE, OR ANY EXEMPLARY, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF WHATEVER NATURE ARISING FROM OR RELATING TO THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED THAT THIS LIMITATION OF LIABILITY WILL NOT APPLY TO A BREACH OF SECTION 9 BELOW. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IN NO EVENT SHALL UNILOC'S LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNT OF FEES RECEIVED BY UNILOC UNDER SECTION 6 ABOVE.

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     8. INDEMNIFICATION.

     8.1 UNILOC OBLIGATIONS. Subject to Section 7.3 above, Uniloc shall indemnify, hold harmless and defend MidNet against any claim, suit or proceeding and any damages or liability therefrom or settlement thereof (including reasonable fees of attorneys and related costs) based upon a breach of the obligations, covenants, warranties and terms and conditions of this Agreement by Uniloc. In the event that any claim, suit or proceeding arises in connection with a claim that the Uniloc Software violates or infringes the intellectual property rights of any third party, then, without limiting its obligations under this Section 8.1, Uniloc shall have the option of taking any of the following actions: (i) obtaining a license for MidNet and its Customers to continue the use of or to sell the infringing Uniloc Software, (ii) replacing or modifying the infringing Uniloc Software so as to be substantially equal to the functionality of the Uniloc Software but non-infringing or (iii) terminating this Agreement effective immediately upon MidNet's receipt of Uniloc's written notice thereof. Notwithstanding the foregoing, Uniloc shall have no liability for any costs, damages or liability to the extent resulting from (and MidNet shall indemnify, hold harmless and defend Uniloc against any claim, suit or proceeding and any damages or liability to the extent resulting from): (i) the use of the Uniloc Software in combination with the Middle Network, in cases where such damages or liability would not have resulted from the use of the Uniloc Software by itself; (ii) the use of any software not furnished by Uniloc, or (iii) the use of the Uniloc Software in a manner for which it was not designed.

     8.2 MIDNET OBLIGATIONS. Subject to Section 7.3 above and in addition to the matters specified in Section 8.1 above, MidNet will indemnify, hold harmless and defend Uniloc against any claim, suit or proceeding and any damages or liability therefrom or settlement thereof (including reasonable fees of attorneys and related costs) based upon any breach of the obligations, covenants, warranties and terms and conditions of this Agreement by MidNet.

     8.3 INDEMNIFICATION PROCEDURES. A party ("indemnifying party") will not be obligated to indemnify, hold harmless or defend the other party ("indemnified party") unless the indemnified party (a) provides prompt notice of the commencement of the claim, suit or proceeding for which indemnification is sought (except that the indemnifying party will still be obligated to provide such indemnification to the extent that the indemnifying party is not prejudiced by indemnified party's failure to give such prompt notice), (b) cooperates with the indemnifying party, and (c) allows the indemnifying party to control the defense, provided that (i) the indemnified party may, at its option and expense, participate and appear on an equal footing with the indemnifying party in the claim, suit or proceeding and (ii) neither party may settle a claim, suit or proceeding without approval of the other party, which approval will not be unreasonably withheld or delayed.

     9. CONFIDENTIAL INFORMATION. "Confidential Information" of each party means information that is disclosed by such party to the other party in connection with this Agreement and conveyed (a) in written, graphic, machine-readable or other tangible form and conspicuously marked "confidential," "proprietary" or in some other manner to indicate its confidential nature; or (b) orally, provided that such information is designated as confidential or proprietary at the time

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of such oral disclosure and is confirmed in writing as confidential within ten
(10) days after the oral disclosure (collectively, "Confidential Information"). Confidential Information includes, without limitation, the existence and terms and conditions of this Agreement, the Uniloc Software and the Documentation. A party will not use, or disclose to a third party, the Confidential Information of the other party, except for the purposes contemplated by, or in exercise of the rights and licenses granted under, this Agreement and in all cases on a need to know basis only. Notwithstanding the above, information will not be deemed Confidential Information if the information (i) is or becomes generally known to the public through no fault of the recipient; (ii) was known to the recipient at the time of disclosure, as reasonably evidenced by the recipient's written records; (iii) was independently developed by the recipient, as reasonably evidenced by the recipient's written records; or (iv) becomes known to the recipient from a source other than the disclosing party without breach of the disclosing party's rights. A party may also disclose Confidential Information of the other party to the extent (A) authorized in writing by the other party, or
(B) required by applicable law or a court of competent jurisdiction provided that the other party shall be notified so as to provide such party with every available opportunity to challenge such disclosure. Each party agrees that a breach by the other party of Section 9 may cause the non-breaching party irreparable damage, for which the award of damages would not be adequate compensation. Consequently, the non-breaching party is entitled to injunctive and other relief in equity to prevent or terminate a breach or threatened breach of Section 9, in addition to any other relief available at law or in equity.

     10. TERM AND TERMINATION.

     10.1 TERM. This Agreement shall be effective as of the Effective Date and shall expire on the fifth (5th) anniversary of the Effective Date of this Agreement (the "Term"); provided, however, that this Agreement shall automatically renew for successive one (1) year terms unless either party provides to the other party written notice of nonrenewal no less than sixty (60) days prior to the expiration of the then current term.

     10.2 TERMINATION. This Agreement may be terminated prior to the end of the then current term as follows: (i) by either party upon thirty (30) days written notice to other party of a breach of this Agreement and such breach is not cured within such notice period, (ii) immediately upon written notice in the event of the other party's breach of Section 9 above or insolvency, bankruptcy, suspension of business, assignment of assets for the benefit of creditors, voluntary dissolution, or appointment of a trustee for all or any substantial portion of its assets or (iii) immediately by Uniloc upon written notice in the event of MidNet's breach of the provisions of Section 4.2 or Section 2.1 above.

     10.3 EFFECT OF TERMINATION. Neither party shall be liable to the other party for any damages arising out of the nonrenewal or termination of this Agreement pursuant to this Section 10; provided, that the nonrenewal or termination of this Agreement shall not effect the rights of either party accruing hereunder pursuant to any breach of this Agreement by the other party prior to such termination. The following provisions shall survive the expiration or termination of this Agreement: Sections 4, 6, 7, 8, 9, 10 and 11. Upon expiration or termination of this Agreement, MidNet will immediately destroy or erase all copies of the Uniloc Software and Documentation and, upon Uniloc's request, promptly confirm destruction of the same by signing and returning to Uniloc an affidavit of destruction in a form acceptable to Uniloc.

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     11. MISCELLANEOUS.

     11.1 GOVERNING LAW. This Agreement will be interpreted according to the laws of the State of California without regard to its choice-of-law rules.

     11.2 RELATIONSHIP OF PARTIES. The relationship of the parties will be that of independent contractors. Neither party will have the right to bind, represent or act for the other party. The parties will have no agency, partnership, joint venture or fiduciary duties to each other. Except as otherwise expressly provided herein, each party will bear its own costs and expenses, including travel expenses, in connection with performing its obligations and exercising its rights in connection with this Agreement.

     11.3 ASSIGNMENT. This Agreement may not be assigned or delegated by MidNet without the prior written approval of Uniloc, which shall not be withheld without reason. An assignment shall be deemed to occur, without limitation, upon any merger, reorganization, sale of all or substantially all the assets or other change in control of MidNet. Uniloc may assign this Agreement in its sole discretion upon notice to MidNet. In the event of any merger, reorganization, sale of all or substantially all of the assets or other change in control of Uniloc, the parties shall negotiate in good faith the terms upon which MidNet would obtain a blanket, long term MidNet license to the Uniloc Software, provided, that, if the terms for such a license cannot be agreed upon by the parties, this Agreement shall continue pursuant to its terms following any such merger, reorganization, sale of substantially all of the assets or other change in control of Uniloc. Subject to the foregoing, this Agreement is binding on the parties and their successors and assigns.

     11.4 ARBITRATION; ATTORNEYS FEES. Any disputes arising between the parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after termination of this Agreement, shall be promptly presented to the Chief Executive Officer of Uniloc and the Chief Executive Officer of MidNet for resolution and in the event that such officers cannot promptly resolve a dispute within ten (10) business days, then such dispute shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Any arbitration hereunder shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association. Each such arbitration shall be conducted by one arbitrator appointed in accordance with such Rules. Any such arbitration shall be held in Orange County, California, USA. The arbitrator shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In any action to enforce this Agreement, the prevailing party will be entitled to costs and reasonable attorneys' fees.

     11.5 WAIVER. Any waiver by either party of a breach by the other party of any provision contained herein must be in writing. The waiver of a breach will in no way be construed as a waiver of any succeeding breach of such provision or a waiver of the provision itself.

     11.6 SEVERABILITY. If any provision of this Agreement is unenforceable or invalid under any applicable law or is so held by applicable court decision, such unenforceability or invalidity will not render this Agreement unenforceable

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or invalid as a whole, and, in such event, such provision will be changed and interpreted so as to best accomplish the objectives of such provision within the limits of applicable law or applicable court decision.

     11.7 FORCE MAJEURE. Non-performance of either party will be excused to the extent that performance is rendered impossible by strike, fire, flood, government act or similar causes, beyond the control, and not caused by the negligence, of the non-performing party.

     11.8 NOTICES. Any notices required or permitted to be sent hereunder shall be deemed delivered if hand delivered, or if mailed, postage prepaid, by registered or certified mail, return receipt requested, by an overnight delivery service, or by facsimile or other electronic means and shall be addressed as follows:

          if to MidNet:      1495 Ridgewood Drive
                             Suite 220
                             Reno, Nevada 89509
                             Attention: Tilo Kunz

          with a copy to:   1495 Ridgewood Drive
                            Suite 220
                            Reno, Nevada 89509
                            Attention: Michael Morrison


          if to Uniloc:     Uniloc USA Inc.
                            19200 Von Karman Ave., Suite 600
                            Irvine, California 92612
                            Attention: Brad Davis

          with a copy to:   Stradling Yocca Carlson & Rauth
                            660 Newport Center Drive, Suite 1600
                            Newport Beach, California  92660
                            Attention: Bruce Feuchter, Esq.

     A party may designate a new address to which notices required or permitted to be given pursuant to this Agreement shall thereafter be transmitted by giving written notice to the other party as provided herein. Each notice transmitted in the manner described in this Section 11.8 shall be deemed to have been given, received, and become effective for all purposes at the time it shall have been
(i) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the affidavit of the messenger (if transmitted by personal delivery), the records of the overnight delivery service (if transmitted by such service) or the answer back or call back (if transmitted by telecopier or other electronic means) or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

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     11.9 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior or contemporaneous representations, discussions, negotiations, conditions and agreements, whether written or oral. This Agreement may be amended only by a writing signed by an authorized representative of the party against which enforcement is sought. This Agreement may be executed in one or more counterparts, each deemed an original and together one and the same instrument.

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     The foregoing Agreement is hereby executed as of the date first written above.


MidNet, Inc.                                 Uniloc USA Inc.


By: /s/ Tilo Kunz                            By: /s/ Brad Davis
   ------------------------                     ------------------------
Title: President/Chief Executive Officer     Title: Chief Operating Officer
Attention:  Tilo Kunz                        Attention:  Brad Davis
Fax:  604-684-6024                           Fax:  949-644-8047

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                                  SCHEDULE 1(A)

                                 CLIENT SOFTWARE

The Client Software will be downloaded as part of MidNet's software upgrade and patching cycle, and will run on the Microsoft Windows, Apple OSX, Unix and Linux operating systems, and embedded-system videophones (makes and models to be specified by MidNet and agreed to by Uniloc) utilizing the pSOS operating system (or a similar dedicated videophone operating system).

The Client Software will have the following capabilities:

* The ability to sample a minimum of 10 Device parameters (SAMPLE SET) that can be used to produce a uniquely identifiable hardware fingerprint (or machine ID) of the Device for use in an authentication process.

     * This strategy will be used to ensure that no single device parameter can be used as a target for hacking and resulting spoofing of Device identity.

* The ability to send this fingerprint in a form that changes with each query for verification from the Server Software.

     * The communications will also be small in size (i.e. less than three times the description of the sample set).

     *    The communications will also use customized scrambling.

     *    SSL communications may be required.

* The Client Software itself will be encrypted and contain anti tampering and anti reverse engineering measures to ensure code integrity.

* The code will be developed into as small and as compact an install image as possible to facilitate the memory restrictions of the Device and to ensure minimal communications traffic during initial distribution or subsequent upgrade.

* The Client Software will also have the ability to digitally query any Device connected to the videophone via its network pass through connection to allow the Middle Network to disallow connection if there is suspicion that a computing device is attached to the phone for the purpose of copying the communications.

* The ability to detect and report a set of tampering attempts in the form of digital tripwires that can be used to alert MidNet to hacking activity.

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                                  SCHEDULE 1(B)

                                 SERVER SOFTWARE

The Server Software will be supplied with SQL tables and commands using a platform to be negotiated and will have the following capabilities:

* The ability to receive and decipher secure data from the Client Software and use it along with a set of usage rules to determine if communications will be allowed from a specific Device or not.

* The ability to make decisions relating to changes to the client Device that will be allowed without triggering an authentication failure. This logic is called "tolerance" and can be set by MidNet as part of server settings. Tolerance can be set to soft, for example where one or two components of the Device can be replaced without triggering a failure (i.e. due to servicing or hardware upgrade of the Device) or can be set to hard where any changes to the Device triggers a failure or any variation in between.

* The ability to receive and interpret hacking activity flags to alert MidNet of tampering of the Client Software on a specific Device.

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                                   SCHEDULE 2

                                   DEVELOPMENT

Trial Edition:

     a. Uniloc shall develop a trial edition of the Uniloc Software that will be designed to handle up to 100 client devices (which, for this purpose, shall be personal computers utilizing Microsoft Corporation's Windows operating system only) from a standalone server to be plugged into a closed network for testing purposes. The server will be designed as a core component of a database schema that will allow scaling to support partial or full network usage based on a roll out of 500,000+ Devices over a year.

     b. For the limited trial, unless SSL is used, Uniloc will not implement full encryption and anti-piracy measures to facilitate evaluation, monitoring and testing by MidNet prior to and in anticipation of producing a fully protected locked-down version of the Client Software and communications that would otherwise preclude ability to be assessed and evaluated. If SSL is determined to be required for the limited trial, evaluation tools will be provided to facilitate evaluation, monitoring and testing by MidNet.

     c. Upon completion of the trial edition of the Uniloc Software (which is anticipated to occur within four (4) weeks from the date of execution of this Agreement, assuming MidNet provides access to the personnel and resources referenced in Section 2.2 of the Agreement in a timely manner), Uniloc and MidNet will test the trial version of the Uniloc Software.

Production Version:

     Upon successful testing of the trial version of the Uniloc Software, as mutually agreed to between Uniloc and MidNet, Uniloc will develop a production version of the Uniloc Software which will handle personal computers utilizing either Microsoft Corporation's Windows or Apple OSX operating systems (which is anticipated to occur within six (6) weeks from approval by MidNet of the trial edition), which production version will implement full encryption and anti-piracy measures and will allow scaling to support 500,000+ Devices.

Additional Devices:

     Upon approval by MidNet of the production version of the Uniloc Software supporting personal computers utilizing Microsoft Corporation's Windows operating system and Apple's OSX operating system, Uniloc will subsequently develop production client software to support personal computers utilizing Unix and Linux operating systems, and embedded-system videophones (makes and models to be specified by MidNet and agreed to by Uniloc) utilizing the pSOS operating system (or a similar dedicated videophone operating system). These subsequent developments will be executed serially (with exception to the dedicated videophone development which may be initiated by MidNet at any time) and are anticipated to be delivered according to the following schedule:

     Unix:         Week 6

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     Linux:        Week 10


     Videophones  For each make and model of videophone to be supported: 6 weeks from mutual agreement in writing between the parties of the make and model of the videophone and receipt by Uniloc of the $35,000 development fee.

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
                                    EXHIBIT A

                                  LICENSE FEES

a. License Fees shall be calculated as follows:

   Total Number of Devices                                License Fee Payable
Authenticated on Middle Network                      With Respect to Each Device
      During the Term                                       Authenticated
      ---------------                                       -------------
Fewer than 3,000,000 Devices                              $1.50 per Device
3,0000,000 - 5,999,999 Devices                            $0.50 per Device
More than 5,999,999 Devices                               $1.00 per Device

b. The License Fees set forth above are based on the assumption that MidNet will charge its Customers $4.00 per each Device authenticated via netAnchor in connection with the Customer's use of the Middle Network. In the event that MidNet charges its Customers a fee greater than $4.00 per each Device so authenticated, then the rates set forth above shall be increased proportionately. Any such increases shall be reflected in the reports submitted to Uniloc pursuant to Section 6.1. In no event shall the rates set forth above be decreased.

c. The parties agree to review the License Fee rates and pricing structure set forth above on a yearly basis, commencing on the two (2) year anniversary of the Effective Date of this Agreement.

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
                                    EXHIBIT B

                            EXCLUSIVITY REQUIREMENTS

a. Exclusivity shall be maintained during the Exclusivity Period subject to MidNet achieving the following number of Device Authentications:


          Period                         Devices Authenticated
          ------                         ---------------------
2005                                         500,000 units
January through March, 2006                  500,000 units
April through June, 2006                     500,000 units
July through September, 2006                 500,000 units
October through December, 2006               1,000,000 units

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